Exhibit 99.1

BioLife Solutions Announces $2.2 million Total Revenue
for the Third Quarter of 2013

Company Achieves First Quarter of $1MM Core Product Revenue

BOTHELL, WA— November 14, 2013 —BioLife Solutions, Inc. (OTCQB: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade hypothermic storage and cryopreservation freeze media for cells and tissues, and contract aseptic media manufacturer, today announced revenue for the third quarter of 2013 of $2.2 million, including core HypoThermosol® and CryoStor® product revenue of $1.0 million. This marked the first quarter that core revenue has exceeded $1.0 million. Total revenue was up 29% compared to the third quarter of 2012, and down 7% from the second quarter of 2013.

Summary of Achievements for the Third Quarter of 2013

●	Core product revenue was $1.0 million, setting a new record for the Company, driven by demand from the regenerative medicine market segment.
●
Execution of a strategic partnership agreement with SAVSU Technologies, Inc., wherein BioLife will exclusively market and distribute SAVSU’s proprietary precision thermal packaging products to the stem cells and regenerative medicine markets.

●
Expansion of the Company’s relationship with STEMCELL Technologies, who recently selected BioLife’s CryoStor cGMP freeze media for use in the launch of over 50 new primary cell products (isolated from bone marrow, peripheral blood, umbilical cord blood, and umbilical cord tissue), to be marketed to the research community.

●	Addition of Robert Preti, Ph.D., President and Chief Scientific Officer of Progenitor Cell Therapy, a wholly owned subsidiary of NeoStem, Inc., to our Scientific Advisory Board.

Mike Rice, BioLife Solutions President and CEO, remarked on the Company’s third quarter revenue by stating, “We are pleased to see our core product revenue to hit the milestone of $1.0 million this quarter. We see continued adoption of our proprietary HypoThermosol and CryoStor biopreservation media products in the regenerative medicine segment, with our products now incorporated in nearly 100 hospital-approved and clinical trial stage products and therapies.  Revenue from this market segment is difficult to forecast, based on the pace of customer clinical trials, but it’s clear that our products are emerging as new standards for clinical grade biopreservation media in regenerative medicine applications.  We also see a significant opportunity to raise the bar in the shipment of precious biologic payloads via the distribution of reusable, super-insulating containers from SAVSU Technologies.  We estimate this opportunity represents a new potential addressable market of $50 million to $100 million.”

Third Quarter 2013 and Year to Date Financial Results

Total revenue for the third quarter and first nine months of 2013 was $2.2 million and $6.7 million, respectively, compared to $1.7 million and $3.6 million in the same periods of 2012. The increase was due primarily to increased contract manufacturing revenue and higher direct product sales to the regenerative medicine and biobanking markets. In addition, the increase in the total revenue for the nine months of 2013 included license revenue of $0.6 million.

Gross margin as a percentage of revenue increased in the third quarter of 2013 to 41.0% compared with 35.4% during the third quarter of 2012. This increase was due primarily to a change in the mix of revenue in 2013, including a significant increase in core product sales, which has a higher gross margin compared to contract manufacturing services. Gross margin as a percentage of revenue increased slightly during the nine months ended September 30, 2013 to 42.7% compared to 42.6% during the same period in 2012. Gross margin in the nine months ended September 30, 2013 includes the positive impact of recognition of significant license revenue during the nine months with no associated costs. In addition, gross margin increased during the nine months ended September 30, 2013 due to the increase in core product sales, offset by increased contract manufacturing services, which has a higher cost of sales, compared to core product sales.

Operating expenses in the quarter ended September 30, 2013 and the first nine months of 2013 were $1.0 million and $2.8 million, respectively, compared with $0.7 million and $2.2 million for the same periods of 2012. This increase was primarily attributable to higher corporate costs, higher depreciation and rent costs related to the new facility, and higher office-related expenses.

During the third quarter of 2013 and the first nine months of 2013, the Company reported an operating loss of $0.1 million and $606, respectively, compared to operating losses of $0.1 million and $0.6 million in the third quarter and first nine months of 2012. Net loss was $0.3 million, or $0.00 per share, for the third quarter of 2013 and $0.6 million, or $0.01 per share in the first nine months of 2013, compared to a net loss of $0.4 million, or $0.01 per share, for the third quarter of 2012 and $1.1 million, or $0.02 per share, in the first nine months of 2012, respectively.

About BioLife Solutions

BioLife Solutions develops, manufactures and markets hypothermic storage and cryopreservation solutions and high performance thermal packaging products for cells, tissues, and organs.   The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death.  BioLife’s enabling technology provides academic and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs.  For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our financial and business outlook for 2013, and other anticipated developments related to us, our business or customers. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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Media & Investor Relations
Daphne Taylor
Senior Vice President, Chief Financial Officer
(425) 402-1400
dtaylor@biolifesolutions.com

BioLife Solutions, Inc.
Statement of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue
Product sales	$2,170,491	$1,676,480	$6,051,354	$3,599,770
Licensing revenue	––	5,000	609,167	15,000
Total revenue	2,170,491	1,681,480	6,660,521	3,614,770
Cost of product sales	1,281,634	1,086,031	3,817,737	2,073,909
Gross profit	888,857	595,449	2,842,784	1,540,861
Operating expenses
Research and development	160,528	110,689	361,404	353,837
Sales and marketing	208,080	145,735	625,600	379,774
General and administrative	630,342	487,733	1,856,386	1,441,852
Total operating expenses	998,950	744,157	2,843,390	2,175,463

Operating loss	(110,093)	(148,708)	(606)	(634,602)

Other income (expenses)
Other income	––	––	––	94,253
Interest expense	(185,554)	(185,554)	(556,664)	(547,875)
Gain on disposal of property and equipment	––	431	––	368
Amortization of deferred financing costs	(14,263)	(18,397)	(42,322)	(60,142)
Total other income (expenses)	(199,817)	(203,520)	(598,986)	(513,396)
Net Loss	$(309,910)	$(352,228)	$(599,592)	$(1,147,998)
Basic and diluted net loss per common share	$(0.00)	$(0.01)	$(0.01)	$(0.02)

Basic and diluted weighted average common shares used to calculate net loss per common share	70,106,312	69,679,854	70,005,207	69,679,854

Selected Balance Sheet Data	September 30,	December 31,
	2013	2012
Cash and cash equivalents	$79,287	$196,478
Accounts receivable	1,026,858	600,153
Inventories	409,195	656,397
Total current assets	1,655,417	1,627,759
Total current liabilities	1,228,905	1,365,338
Promissory notes payable, related parties	10,603,127	10,603,127
Accrued interest, related parties	3,316,055	2,759,391
Total liabilities	16,066,394	15,655,852
Total shareholders' equity (deficiency)	(12,859,370)	(12,486,023)

Selected Cash Flow Data	Nine Months Ended September 30,
	2013	2012
Cash provided by operating activities	$67,460	$686,128
Cash used in investing activities	(235,109)	(1,170,463)
Cash provided by financing activities	50,458	475,000
Net decrease in cash and equivalents	(117,191)	(9,335)